SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

ROBBINS & MYERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, December 8, 2004

Time:	11:00 A.M., E.S.T.

Place:	Dayton Racquet Club Kettering Tower Second and Main Streets Dayton, Ohio 45423

At the Annual Meeting, shareholders of Robbins & Myers, Inc. will:

•	Elect four directors for a two-year term;

•	Vote on approval of the Company’s 2004 Stock Incentive Plan;

•	Vote on approval of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 2005; and

•	Transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on October 15, 2004 may vote at the meeting.

Your vote is important. Please fill out the enclosed proxy card and return it in the reply envelope.

By Order of the Board of Directors,

Joseph M. Rigot

Secretary

November 8, 2004

PROXY STATEMENT FOR 2004 ANNUAL MEETING OF SHAREHOLDERS

ROBBINS & MYERS, INC.	November 8, 2004
1400 Kettering Tower
Dayton, Ohio 45423

Solicitation and Voting of Proxies

The Board of Directors of Robbins & Myers, Inc. is sending you this Proxy Statement to solicit your proxy. If you give the Board your proxy, the proxy agents of the Board will vote your shares at the Annual Meeting of Shareholders on December 8, 2004 and any adjournment of the meeting. The proxy agents will vote your shares as you specify on the proxy card. If you do not specify how your shares should be voted, the proxy agents will vote your shares in accordance with the Board’s recommendations.

You may revoke your proxy at any time before the proxy agents use it to vote on a matter. You may revoke your proxy in any one of three ways:

•	You may send in another proxy card with a later date;

•	You may notify the Company in writing before the Annual Meeting that you have revoked your proxy; or

•	You may vote in person at the Annual Meeting.

The Company first mailed this Proxy Statement to shareholders on November 8, 2004.

Voting Securities and Record Date

You are entitled to notice of the Annual Meeting and to vote at the meeting if you owned common shares of record at the close of business on October 15, 2004. For each share owned of record, you are entitled to one vote. On October 15, 2004, the Company had 14,530,289 common shares outstanding, which are the only voting securities.

Quorum Requirement and Voting

A quorum of shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of one-third of the common shares is necessary to have a quorum for the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares is necessary for any other purpose. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he does not have the authority to do so.

In counting votes cast on a particular item, the Company will treat abstentions as votes cast on the particular matter. The Company will not, however, treat broker non-votes as either votes cast or shares present for matters related to the particular item.

If a shareholder notifies the Company in writing 48 hours or more before the meeting that the shareholder desires that directors be elected by cumulative voting, then shareholders will have cumulative voting rights in the election of directors. Cumulative voting allows each shareholder to multiply the number of shares owned by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected.

ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into two classes, with each class being comprised of four directors. One class of directors is elected at each Annual Meeting of Shareholders for a term of two years.

At the 2004 Annual Meeting, shareholders will elect four directors who will hold office until the Annual Meeting of Shareholders in 2006. The Board has nominated Daniel W. Duval, Thomas P. Loftis, Dale L. Medford and Jerome F. Tatar for election as directors. All nominees are presently directors.

If a nominee becomes unable to stand for reelection, the Board’s proxy agents will vote the proxies for a substitute nominee of the Board. If shareholders vote cumulatively in the election of directors, then the Board’s proxy agents will vote the shares represented by the proxies cumulatively for the election of as many of the Board’s nominees as possible and in such order as the proxy agents determine.

Nominees for Term of Office Expiring in 2006

Daniel W. Duval	Director Since November 2003
and from 1986 to December 2000

Mr. Duval, age 67, served as Interim President and Chief Executive Officer of the Company from December 2003 to July 12, 2004. From 1986 to 1999, he was President and Chief Executive Officer of the Company and served as Vice Chairman of the Company in 1999. Mr. Duval has been Chairman of the Board of Arrow Electronics, Inc. (electronics components distributor) since June 2002 and served as its Interim President and Chief Executive Officer from September 2002 to February 2003. Mr. Duval is also a director of Arrow Electronics, Inc. and The Manitowoc Company, Inc.

Thomas P. Loftis	Director Since 1987

Mr. Loftis, age 60, has been Chairman of the Board of the Company since June 2004 and served as Vice Chairman from March 2004 to June 2004. Mr. Loftis has been engaged in commercial real estate development, asset management and consulting with Midland Properties, Inc. since 1981. Loftis Investments LLC, a company wholly-owned by Mr. Loftis, is a general partner of M.H.M. & Co., Ltd. (investments).

Dale L. Medford	Director Since 2003

Mr. Medford, age 54, has been Chief Administrative Officer since July 2004 and Executive Vice President and Chief Financial Officer of The Reynolds and Reynolds Company (software and services to automotive retailers) since January 2001 and was its Vice President of Corporate Finance and Chief Financial Officer from February 1986 until January 2001. Mr. Medford is also a director of The Reynolds and Reynolds Company.

Jerome F. Tatar	Director Since 1991

Mr. Tatar, age 58, retired in December 2002 as Chairman of MeadWestvaco Corporation (forest products), a position he had held since January 2002. He was Chairman, President and Chief Executive Officer of The Mead Corporation from November 1997 to January 2002.

Directors Continuing in Office Until 2005

David T. Gibbons	Director Since March 2004

Mr. Gibbons, age 60, has been President and Chief Executive Officer of Perrigo Co. (pharmaceutical and nutritional products) since May 2000 and Chairman of the Board since August 2003. He served as President of Rubbermaid Home Products from August 1997 to December 1999. Mr. Gibbons is also a director of Perrigo Co.

Robert J. Kegerreis, Ph.D.	Director Since 1972

Dr. Kegerreis, age 83, served as President of Wright State University from July 1973 to June 1985. He is currently a management consultant and has served as Executive Director of the Arts Center Foundation, Dayton, Ohio, since 1989. Dr. Kegerreis is a director of the Miami Valley Research Park.

William D. Manning	Director Since 1995

Mr. Manning, age 70, was Senior Vice President of The Lubrizol Corporation (industrial chemicals) from 1985 to his retirement in April 1994. He is currently a management consultant and Chief Executive Officer of NYCO America LLC (specialty chemicals).

Peter C. Wallace	Director Since July 2004

Mr. Wallace, age 50, has been President and Chief Executive Officer of the Company since July 12, 2004. From October 2001 to July 2004, Mr. Wallace was President and CEO of IMI Norgren Group (sophisticated motion and fluid control systems for original equipment manufacturers). He was employed by Rexnord Corporation (power transmission and conveying components) for 25 years serving as President and Group Chief Executive from 1998 until October 2001 and holding a variety of senior sales, marketing, and international positions prior thereto.

GOVERNANCE OF THE COMPANY AND BOARD MATTERS

Corporate Governance Guidelines. The Board of Directors has adopted the Robbins & Myers, Inc. Corporate Governance Guidelines (the “Guidelines”). The Guidelines state that the Board is elected by the shareholders to provide oversight and guidance to management with a view to increasing shareholder value over the long term. The Guidelines cover various topics, including, but not limited to, Director independence, Board and committee composition, Board operations, and leadership development. The Nominating and Governance Committee of the Board monitors and oversees the application of the Guidelines and recommends to the Board any changes to the Guidelines. The Guidelines are posted in the Corporate Governance section of the Company’s web site at www.robbinsmyers.com; the Guidelines, as well as any other document posted in the Corporate Governance section, may also be obtained upon request from the Company’s Corporate Secretary.

Independent Board. The Guidelines provide that a majority of the members of the Board must be “independent” under the criteria set forth in the New York Stock Exchange (“NYSE”) listing standards. The Board has adopted “Standards for Assessing Director Independence” to assist it in determining those Directors that are independent. The Standards are posted at the Company’s website. Applying the Standards, the Board affirmatively determined in October 2004 that all of the Directors nominated for election at the Annual Meeting and those that will continue as Directors after the Annual Meeting are independent of the Company and its management, with the exception of Peter C. Wallace who is not independent because of his employment by the Company as President and Chief Executive Officer.

Board Committees, Charters, Functions and Meetings. The Board has three standing committees — Nominating and Governance, Audit, and Compensation — and appoints the members of the Committees after considering the recommendations of the Nominating and Governance Committee. All Committee members are independent Directors. The Board has determined that all members of the Audit Committee are financially literate, that all members meet the enhanced standards for independence at Rule 10A-3 issued under the Securities Exchange Act of 1934, and that Dale L. Medford, the Chair of the Audit Committee, is an audit committee financial expert within the meaning of applicable regulations of the Securities and Exchange Commission (the “SEC”). Each Committee has a Board approved written charter that is annually evaluated by the Committee. Copies of the Committee Charters are posted at the Company’s website and the Charter of the Audit Committee is Appendix A to this Proxy Statement. The Board held seven Board meetings and twelve Board committee meetings in fiscal 2004. All directors attended more than 75% of the meetings of the Board and Board committees on which he served in fiscal 2004. Current Board committee membership and functions appear in the following table:

Committees	Committee Functions

Audit Dale L. Medford, Chair Daniel W. Duval Robert J. Kegerreis William D. Manning Fiscal 2004 Meetings — 6	*Appoints independent auditors
*Considers qualifications and independence of auditors
*Reviews reports of independent and internal auditors
*Reviews and approves scope and cost of services provided by independent auditors
*Reviews and discusses annual and quarterly financial statements with management and auditors
*Monitors code of business conduct compliance program and company employee and investor hotlines

Nominating and Governance Jerome F. Tatar, Chair Daniel W. Duval David T. Gibbons Dale L. Medford Fiscal 2004 Meetings — 3	*Reviews adherence to Corporate Governance Guidelines and recommends changes
*Recommends nominees for election as directors and Board committee appointments
*Assesses size and composition of Board
*Annually evaluates Board and Board committee performance and considers individual Director effectiveness
*Responsible for Director orientation and education

Compensation Robert J. Kegerreis, Chair David T. Gibbons William D. Manning Jerome F. Tatar Fiscal 2004 Meetings — 3	*Annually approves CEO goals and objectives and evaluates CEO performance
*Reviews and approves CEO and executive officer compensation
*Responsible, with CEO, for effective management development and succession planning
*Administers equity-based compensation programs

Directors are expected to attend the annual meeting of shareholders of the Company. The fiscal 2003 annual meeting was attended by all directors in office at the time, except for one director who was unable attend due to illness.

Executive Sessions of Non-management Directors. The non-management Directors meet in executive session, without management, in connection with most regularly scheduled Board meetings and are required to hold at least two such meetings annually. “Non-management Directors” are all of the Directors who are not employed by the Company. The Chair of the Nominating and Governance Committee, Jerome F. Tatar, is the presiding Director at these executive sessions.

Director Nomination Process. The Board has adopted a written statement that sets forth the process it follows in evaluating candidates for Director (the “Nomination Process”).

The Nominating and Governance Committee is responsible for recommending to the Board candidates for election as Directors and, in the course of performing its duties, it will consider candidates recommended by shareholders of the Company. The Nomination Process, as followed by the Committee, is described below and a copy of the Nomination Process is posted at the Company’s website.

The Board believes that it should be comprised of Directors with varied but complementary backgrounds and that Directors should, at a minimum, have expertise that may be useful to the Company, such as an understanding of manufacturing, technology, finance, accounting, marketing or international matters, all in the context of an assessment of the needs of the Board at a particular point in time. Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to Company affairs.

When evaluating candidates for Director, the Committee takes into account a number of factors, including the following: independence from management; whether the candidate has certain desired skills and business experience; judgment, integrity and reputation; existing directorships and commitments to other businesses; potential conflicts of interest with other pursuits; legal considerations such as antitrust issues; corporate governance background; financial and accounting background; and the size and composition of the existing Board.

The Committee will consider candidates for Director recommended by shareholders applying the criteria for candidates described above and considering the additional information referred to in this paragraph. Shareholders wishing to recommend a candidate for Director should write the Company’s Corporate Secretary and include the same information concerning the proposed candidate or candidates that a shareholder would be required to furnish if the shareholder were giving the Company advance notice of the shareholder’s intention to nominate a candidate at an annual meeting. See “Shareholder Proposals.”

When seeking candidates for Director, the Committee may in the future solicit suggestions from incumbent Directors, management or others. In addition, the Company has in the past and may in the future engage a third-party search firm to assist in identifying suitable Board candidates and in the initial screening of such candidates by, among other things, conducting personal interviews and background checks. After identifying a suitable candidate, the Committee may interview the candidate if it believes the candidate would be a positive addition to the Board. The Committee may also require the candidate to meet with management. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board the candidate’s nomination.

Director Compensation. Beginning April 1, 2004, Directors who are not employees of the Company were paid the following compensation:

Non-Employee Director Compensation	Amount

Annual Cash Retainer	$32,000
Annual Restricted Stock Award (1)	$20,000 in Shares Vest After One Year of Service
Meeting Attendance Fees	Board — $1,500; Committee — $1,000(2)
Committee Chair	Additional $5,000 Retainer
Board Chair	$100,000 in lieu of Retainers and Meeting Fees

(1)	First award will be made in December 2004 if 2004 Stock Incentive Plan approved by shareholders.

(2)	If meeting is telephonic, fees are 50% of amount stated.

Code of Ethics. The Company’s Code of Business Conduct sets forth basic principles and guidelines for directors, officers and employees that are intended to assist them in conducting the Company’s affairs and business in accordance with law and the highest standards of business ethics. A copy of the Code is posted at the Company’s website.

Communications from Shareholders to the Board. The Board recommends that shareholders initiate communications with the Board, individual Directors, or non-management directors as a group in writing by sending them to Corporate Secretary, Robbins & Myers, Inc., 1400 Kettering Tower, Dayton, Ohio 45423. The Board’s process for handling such communications is posted at the Company’s website.

SECURITY OWNERSHIP

Directors and Executive Officers

Set forth below is information as of October 15, 2004 concerning common shares of the Company beneficially owned by each Director, each current executive officer named in the Summary Compensation Table, and Directors and executive officers as a group.

	Number of Shares
	Beneficially Owned	Percent of
Individual or Group	as of 10/15/04(1)	Class

Daniel W. Duval	18,718	(3)
David T. Gibbons	4,000	(3)
Robert J. Kegerreis	39,238	(3)
Thomas P. Loftis	45,725 (2)	(3)
William D. Manning	17,906	(3)
Dale L. Medford	4,703	(3)
Jerome F. Tatar	25,556	(3)
Peter C. Wallace	20,000	(3)
Kevin J. Brown	68,598	(3)
Saeid Rahimian	60,620	(3)
Thomas J. Schockman	14,916	(3)
Directors and Executive Officers as a Group (14 persons)	340,986	2.3%

(1)	Unless otherwise indicated, total voting power and total investment power are exercised by each individual and/or a member of his household. Shares which a person may acquire within 60 days of October 15, 2004 are treated as “beneficially owned” and the number of such shares included in the table for each person is:

Mr. Duval — 0	Mr. Gibbons — 2,000	Dr. Kegerreis — 10,311
Mr. Loftis — 8,000	Mr. Manning — 14,000	Mr. Medford — 2,000
Mr. Tatar — 8,000	Mr. Wallace — 0	Mr. Brown — 64,100
Mr. Rahimian — 60,333	Mr. Schockman — 13,334
Directors and executive officers as a group — 190,555

(2)	Includes 11,068 shares with respect to which Mr. Loftis has sole voting and shared investment power.

(3)	Less than 1%.

Principal Shareholders

The only persons known by the Board of Directors of the Company to be beneficial owner of more than 5% of the outstanding common shares of the Company as of October 15, 2004 are listed in the following table:

	Number of Common
	Shares Beneficially
Name and Address	Owned as of 10/15/04	% of Class

Dimensional Fund Advisors Inc.(1) 1299 Ocean Avenue Santa Monica, CA 90401	983,800	6.8%
M.H.M. & Co., Ltd.(2) 830 Hanna Building Cleveland, OH 44115	2,994,254	20.6%

(1)	Dimensional Fund Advisors Inc. is a registered investment advisor. In its role as investment advisor or manager to investment companies, trusts or accounts, it possesses voting and investment power with respect to the shares listed in the table.

(2)	M.H.M. & Co., Ltd. is an Ohio limited partnership (the “Partnership”). Maynard H. Murch Co., Inc. is the managing general partner, and Loftis Investments LLC, a company wholly-owned by Thomas P. Loftis, is the other general partner of the Partnership. Partnership decisions with respect to the voting and disposition of Company shares are determined by Maynard H. Murch Co., Inc., whose board of directors is comprised of Creighton B. Murch and Robert B. Murch, who are first cousins, and Maynard H. Murch V, who is Mr. Robert B. Murch’s nephew.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors develops and administers the compensation policies and programs and sets the compensation of executive officers of the Company. The Committee is comprised of four independent directors.

Objectives and Policies

The Committee seeks to:

•	Attract and retain talented executives critical to the long-term success of the Company;

•	Provide total compensation programs that are competitive with those of global industrial companies similar to the Company;

•	Tie compensation to the achievement of the Annual Business Plan and continuing progress on the long term strategic plan; and

•	Link executive’s goals with those of the shareholders.

Tax Deductibility of Compensation. Because certain executives could realize more than $1,000,000 in compensation in one year due to payout of long-term incentives and option exercises, the Committee addressed the $1,000,000 annual limitation on deductibility for federal income tax of compensation paid to executives named in the “Summary

Compensation Table,” which follows this report. Shareholders approved the 1999 Long-Term Incentive Stock Plan in 1999 and Senior Executive Annual Cash Bonus Plan in 2001. Incentive compensation paid to the Company’s executives as cash bonuses, performance shares, and stock options granted under existing plans should normally be deductible for federal income taxes. If shareholders approve the 2004 Stock Incentive Plan being voted on at the Annual Meeting, future stock-based awards should also be deductible.

Types of Compensation

The Company pays two types of compensation:

•	Annual compensation which includes base salary and a bonus paid in cash if certain pre-established financial performance targets are achieved; and

•	Long-term compensation which includes annual stock option grants, which are only valuable if the Company’s stock price increases and restricted shares, which are normally only granted to executives if specified long-term performance goals are met.

Annual Compensation

Base Salary. The Company pays executives a salary each year which it believes is competitive with salaries paid by other global industrial companies similar to the Company and based on survey data of independent compensation consultants. The Committee reviews this survey data and periodically adjusts the Company’s executive salary structure to maintain salary ranges at or slightly above the survey median. Individual salaries, which are considered annually, may be adjusted to reflect changes in the Company’s salary structure, individual performance during the preceding year, and the Company’s overall performance.

Annual Cash Bonus Opportunity. Executives can earn a cash bonus each year. For fiscal 2004, the bonuses were calculated as follows:

•	Available bonuses at targeted performance levels ranged from 25% to 60% of base salary; executives with higher positions on the Company’s position evaluation system were eligible for a larger bonus percentage, effectively making more of their total compensation dependent on performance.

•	Performance measures and the respective weighting assigned to each were:

—	Consolidated sales (33.3%)

—	Earnings per share (33.3%)

—	Free cash flow (33.3%)

•	For corporate executives, bonuses were paid at approximately 44% of targeted percentages based on actual performance achievements for fiscal 2004.

The fiscal 2004 cash bonus of Saeid Rahimian, who, in addition to being President of the Company’s energy business, became an executive officer on June 23, 2004, was calculated on the basis of the performance of the energy business. This resulted in him receiving a bonus that was 200% of his target award for fiscal 2004.

Long-Term Compensation Incentives

The Company’s executives make strategic business decisions, which are successful only if they ultimately increase shareholder value. The Committee believes a significant portion of executive compensation should be tied to increases in shareholder value and paid in Company stock. To accomplish this, the Committee uses stock options and restricted shares as long-term incentives.

Stock Options. The Committee annually grants stock options to executives under the Company’s 1999 Long-Term Incentive Stock Plan. The option price is the fair market value of a Company share on the date of grant. Options generally become exercisable over a three-year period and expire 10 years after grant. The Committee determines the number of shares, if any, to be granted to each executive based on:

•	The importance of the executive’s position to the Company in achieving its long-term strategic goals;

•	The executive’s recent performance; and

•	The ability of the executive to impact the Company’s long-term results.

Performance Shares. At the beginning of fiscal 2003, the Committee awarded performance units to certain executives for performance periods expiring at the end of fiscal 2003, fiscal 2004 and fiscal 2005. The number of performance units earned, which convert to restricted shares, is directly related to the total shareholder return for the Company over the specified performance period compared with the total shareholder return for a pre-determined group of comparable/peer companies (the “Group”) for the same period. No restricted shares are earned unless the total shareholder return for the Company is at least equal to the median return for companies in the Group. No awards were earned for the performance period ended August 31, 2004.

Compensation of Chief Executive Officer

Peter C. Wallace became President and Chief Executive Officer of the Company on July 12, 2004, succeeding Daniel W. Duval, who became Interim President and CEO upon Gerald L. Connelly’s retirement on December 4, 2004.

In determining total compensation for the Company’s Chief Executive Officer, the Committee normally considers the Company’s financial results, the CEO’s leadership in developing and executing the Company’s strategic plan, and his role in the Company’s future growth. Due to the changes in CEO in fiscal 2004, the Committee’s normal basis for calculating CEO compensation was not in effect. Mr. Connelly for his period of service as a CEO in fiscal 2004 was paid a salary of $180,000 and did not receive any bonus or stock awards. For serving as interim President and CEO, Mr. Duval was paid at a rate of $62,500 per month.

Mr. Wallace, for his period of service as CEO in fiscal 2004, was paid a salary of $67,307. In connection with his employment on July 12, 2004, the Committee fixed his annual salary at

$500,000 and granted him options to purchase 30,000 shares, which become exercisable at a rate of 10,000 shares per year at an option exercise price of $20.61 per share. In addition, he was awarded 15,000 restricted shares at the time of his employment that had a market value of $309,150 at the time of award. These shares will vest at rate of 5,000 shares annually over a three-year period provided Mr. Wallace is employed by the Company on the vesting date.

The Committee believes its compensation policies and program for executive officers, including the policy it normally follows when determining the compensation of the Chief Executive Officer, effectively tie executive compensation to the Company’s performance and shareholder value.

THE COMPENSATION COMMITTEE

Robert J. Kegerreis, Chair

David T. Gibbons
William D. Manning
Jerome F. Tatar

EXECUTIVE COMPENSATION

The following sections show compensation information relating to the Chief Executive Officer, two other persons who served as Chief Executive Officer in fiscal 2004, the next four most highly compensated executive officers of the Company at August 31, 2004, and one former executive officer who if he were employed by the Company on August 31, 2004 would have been among the four most highly compensated executive officers. The information is presented on a fiscal year basis.

Summary Compensation Table

				Long-Term
		Annual Compensation		Compensation Awards

Name and				Number of Shares	All Other
Principal Position	Year	Salary	Bonus	Underlying Options	Compensation(1)

Peter C. Wallace,	2004	$67,307	$–0–	30,000	$309,150
President and
Chief Executive Officer(2)
Kevin J. Brown,	2004	$210,000	$41,580	25,000	$6,208
Vice President and	2003	200,000	75,200	20,000	5,500
Chief Financial Officer	2002	200,000	–0–	17,500	4,952
Saeid Rahimian, Group Vice President(2)	2004	$216,208	$168,000	25,000	$6,483
Karl H. Bergmann,	2004	$257,700	$23,655	5,000	$–0–
Former Vice President and	2003	226,410	53,626	15,000	–0–
President, Romaco(2)	2002	200,163	15,212	10,000	–0–
Thomas J. Schockman,	2004	$133,000	$20,482	5,000	$4,637
Controller and	2003	127,000	35,814	–0–	3,810
Chief Accounting Officer	2002	127,000	–0–	5,000	3,440
Daniel W. Duval,	2004	$453,256	$–0–	–0–	$6,500
Former Interim President and
Chief Executive Officer(2)
Gerald L. Connelly,	2004	$180,000	$–0–	–0–	$367,534
Former President and	2003	500,000	235,000	37,500	6,000
Chief Executive Officer(2)	2002	500,000	–0–	30,000	5,500
Milton M. Hernandez,	2004	$234,115	$–0–	15,000	$6,275
Former Group Vice	2003	225,000	57,713	25,000	13,696
President and President,	2002	225,000	19,238	17,500	5,413
Robbins & Myers Europe(2)

(1)	All amounts presented are Company contributions under its Employee Savings Plan, except in the case of Mr. Wallace the amount shown represents the dollar value of 15,000 restricted common shares awarded him on the date of his employment, which shares vest in equal annual amounts over a three-year service period and, in case of Mr. Connelly, $366,923 of the amount shown represents payments in fiscal 2004 under his Retirement Agreement.

(2)	Mr. Wallace became President and Chief Executive Officer of the Company on July 12, 2004, succeeding Mr. Duval, who became Interim President and Chief Executive Officer upon Mr. Connelly’s retirement on December 4, 2003. Mr. Rahimian became an executive officer of the Company on June 23, 2004. Mr. Hernandez ceased to be employed by the Company on August 20, 2004 and Mr. Bergmann ceased to be an executive officer on October 6, 2004.

Fiscal 2004 Stock Option Grants

The following table presents information concerning stock options granted in fiscal 2004 to the persons named in the Summary Compensation Table. The table also shows the hypothetical gains that would exist for the options at the end of their ten-year terms, assuming compound rates of stock appreciation of 5% and 10%. Actual future appreciation will depend on the market value of the Company’s common shares.

	Individual Grants(1)				Potential Realizable
					Value at Assumed
					Annual Rates of Stock
	Number of	% of Total			Price Appreciation for
	Shares	Options			Option Term(2)
	Underlying	Granted to
	Options	Employees in	Exercise	Expiration
Name	Granted	Fiscal 2004	Price	Date	5%	10%

Peter C. Wallace	30,000	16%	$20.61	7/11/14	$380,356	$963,895
Kevin J. Brown	25,000	13%	$21.77	6/24/14	$342,006	$867,394
Saeid Rahimian	25,000	13%	$21.77	6/24/14	$342,006	$867,394
Karl H. Bergmann	5,000	3%	$21.77	6/24/14	$68,455	$173,479
Thomas J. Schockman	5,000	3%	$21.77	6/24/14	$68,455	$173,479
Daniel W. Duval	–0–	–0–	–0–	–0–	–0–	–0–
Gerald L. Connelly	–0–	–0–	–0–	–0–	–0–	–0–
Milton M. Hernandez	15,000	8%	$21.77	Expired	–0–	–0–

(1)	Under the Company’s option plan, one-third of the shares subject to an option may be purchased one year after the date of grant, two-thirds after two years, and 100% after three years and the options have a 10-year term.

(2)	The dollar amounts under these columns are the result of calculations at 5% and 10% rates of appreciation, assuming annual compounding, and are not intended to forecast possible appreciation, if any, in the Company’s share price.

Option Exercises in Fiscal 2004 and Fiscal Year-End Option Values

The following table presents information concerning all exercises of options to purchase Company shares during fiscal 2004 by the persons named in the Summary Compensation Table and the value of all unexercised options at August 31, 2004.

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-The-Money
			Options at 8/31/04		Options at 8/31/04(2)
	Shares
	Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Peter C. Wallace	–0–	–0–	–0–	30,000	–0–	–0–
Kevin J. Brown	–0–	–0–	63,833	44,167	$3,200	–0–
Saeid Rahimian	–0–	–0–	60,333	44,667	–0–	–0–
Karl H. Bergmann	12,000	$126,600	65,167	18,333	–0–	–0–
Thomas J. Schockman	–0–	–0–	13,334	6,667	–0–	–0–
Daniel W. Duval	–0–	–0–	–0–	–0–	–0–	–0–
Gerald L. Connelly	14,000	$81,200	217,500	–0–	–0–	–0–
Milton M. Hernandez	–0–	–0–	–0–	–0–	–0–	–0–

(1)	Represents the excess of the market value of the acquired shares on the dates of exercise over the aggregate option price paid.

(2)	Represents the excess of the market value at August 31, 2004 of the shares subject to the options over the aggregate option exercise price.

Pension Plan

The Company has a noncontributory, defined benefit pension plan for officers and other salaried employees (the “Pension Plan”). The Company calculates retirement benefits under the Pension Plan on the basis of the employee’s average annual compensation for the five highest years during the employee’s last ten years of employment with reductions for credited years of service less than 35. The maximum annual retirement benefit that the Company can pay under the Pension Plan to any participant as a result of limitations imposed under the Internal Revenue Code is presently $165,000.

Compensation for the purpose of calculating retirement benefits includes salary and bonuses (exclusive of deferred incentive compensation). The total amount of such compensation for executive officers for fiscal 2004 is presented in the Summary Compensation Table under the heading “Annual Compensation.”

The Company also has a Supplemental Pension Plan (the “Supplemental Plan”) which provides supplemental retirement benefits for Messrs. Wallace, Brown, Rahimian, and other key employees as they obtain eligibility under the criteria established by the Board for participation in the plan. The supplemental retirement benefit is provided under terms and conditions similar to those under the Pension Plan except the Supplemental Plan allows for the crediting of additional years of service by the Committee. The supplemental retirement benefit is equal to the excess of (i) the benefit that would have been payable to the employee under the Pension Plan without regard to certain annual retirement income and benefit limitations imposed by federal law and at the years of service credited under the Supplemental Plan over (ii) the benefit payable to the employee under the Pension Plan.

The following table shows the estimated maximum annual retirement benefits payable at normal retirement (age 65) under the Pension Plan and Supplemental Plan at selected compensation levels after various years of service. The credited years of service for the current executive officers named in the Summary Compensation Table is: Mr. Wallace — 0, Mr. Brown — 9, Mr. Rahimian — 17, and Mr. Schockman — 4. Amounts shown are straight life annuity amounts. These amounts are not reduced to take into account Social Security benefits paid to the employee. Mr. Bergmann does not participate in the Pension Plan or the Supplemental Plan, but the Company will provide him with a pension benefit equivalent to what he would have if he were a participant in the plans with credited service of ten years.

	Estimated Annual Retirement Benefits
	For Specified Years of Service

Final Average
Compensation	15 Years	20 Years	25 Years	30 Years	35 Years

$250,000	$51,418	$68,543	$85,668	$102,793	$119,876
300,000	61,919	82,544	103,170	123,796	144,379
350,000	72,418	96,544	120,669	144,794	168,878
400,000	82,918	110,543	138,168	165,793	193,376
500,000	103,918	138,544	173,169	207,794	242,378
600,000	124,919	166,544	208,170	249,796	291,379
700,000	144,264	192,348	240,444	288,528	336,624

Other

The Company has agreed to pay Mr. Wallace one year’s salary in the event the Company terminates his employment for reasons other than misconduct. If such termination occurs within two years after a change of control of the Company (as defined in the agreement), his salary continues for a two-year period. Mr. Wallace has agreed not to compete with the Company for one year following termination of employment. The Company has also agreed that Mr. Wallace’s first bonus payment in October 2005 will cover a 14-month period and will not be less than $350,000.

The Retirement Agreement between the Company and Gerald L. Connelly, dated December 4, 2004, provides that the Company will pay him a total of $530,000 in payments in calendar year 2004; continues his health insurance coverage until the earlier of July 31, 2006 or he obtains other coverage; vests his stock options to the extent they were not vested on the date of his retirement; grants him an additional year and a half of service for purposes of the Supplemental Retirement Plan; and waives any reduction in retirement benefits due to commencement of benefits prior to age 65.

PERFORMANCE GRAPH

The following graph compares the cumulative total return to shareholders on the Company’s common shares for its last five fiscal years with the cumulative total return of the Russell 2000 Company Group Index and the S&P Industrial Machinery Index for the same periods. The graph depicts the value on August 31, 2004 of a $100 investment made on August 31, 1999 in Company shares and each index, with all dividends reinvested.

Performance Graph Data	8/99	8/00	8/01	8/02	8/03	8/04

Robbins & Myers, Inc.	100	103	123	83	101	86
Russell 2000	100	127	112	95	123	137
S&P Industrial Machinery	100	84	87	90	111	134

PROPOSAL TO APPROVE 2004 STOCK INCENTIVE PLAN

The Board of Directors of the Company has adopted the Robbins & Myers, Inc. 2004 Stock Incentive Plan (the “Plan”), subject to shareholder approval, and recommends that shareholders approve the Plan at the Annual Meeting. The Plan is designed to replace the Company’s 1999 Long-Term Incentive Stock Plan (the “1999 Plan”). The Board believes the Plan provides the Company the flexibility to implement competitive compensation programs that will be effective tools in recruiting, motivating, and retaining quality personnel.

The Plan authorizes incentive awards in the form of options, performance shares, restricted shares, share units, and unrestricted share awards. Shareholder approval of the Plan will also permit the granting of performance-based awards, discussed below, that qualify for deductibility under Section 162(m) of the Internal Revenue Code (the “Code”). The Plan also contains a number of provisions that are recognized as being consistent with sound corporate governance practices, including:

•	Prohibition on stock option repricings. The Plan prohibits the cancellation of any outstanding stock option for the purpose of reissuing an option at a lower option exercise price.

•	No discount stock options. The Plan prohibits the grant of a stock option with an exercise price less than the fair market value of a Common Share on the date of grant.

•	Independent Committee. The Plan will be administered by a committee comprised solely of independent directors.

•	No stock option reloads. The Plan does not permit stock option reloads, that is, the automatic grant of a replacement stock option upon the exercise of an option.

If the Plan is approved by shareholders, no further awards will be made under the 1999 Plan. The Board ceased making share awards to non-employee directors on April 1, 2004 under two director plans that had been previously approved by shareholders.

Approval of the Plan requires the affirmative vote of the holders of a majority of the outstanding Common Shares present, in person or by proxy, and entitled to vote at the Annual Meeting. The Board of Directors recommends that you vote FOR approval of the Plan.

A summary of the material terms of the Plan appears below. The summary is qualified in it entirely by reference to the full text of the Plan that is attached to this Proxy Statement as Appendix B.

Summary of the Plan

Administration. The Compensation Committee of the Board of Directors (the “Committee”) will administer the Plan. The Committee is comprised of four independent Directors who also meet the requirements for (i) non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and (ii) outside directors under Section 162(m) of the Code. The Committee selects participants from among eligible persons and, subject to the terms of the Plan, determines the type, size and time of grant of stock incentive awards, determines the terms and conditions of awards and makes all other determinations necessary or advisable for the administration of the Plan. Each award under the Plan will be evidenced by a written award agreement approved by the Committee (the “Award Agreement”).

Eligibility. Awards under the Plan may be granted to any current or prospective employee, officer, or director of the Company or any of its subsidiaries. Recipients of awards are selected from time to time by the Committee in its sole discretion.

Shares Available for Awards: Subject to shareholder approval at the Annual Meeting, a total of 1,200,000 Common Shares may be issued and sold under the Plan. Common Shares issued and sold under the Plan may be either authorized but unissued shares or shares held in the Company’s treasury. To the extent that any award payable in Common Shares is forfeited, expires or is returned to the Company for failure to satisfy vesting requirements, the Common Shares covered thereby will no longer be charged against the foregoing maximum share limitation and may again be made subject to awards under the Plan. In addition, if any Common Shares are exchanged by a Participant or withheld from a Participant as full or partial payment to the Company of the exercise price of an option or tax withholding upon exercise or payment of an Award, then the number of Common Shares that is charged against the maximum number of Common shares that may be issued pursuant to the Plan is reduced by the number of Common Shares so exchanged or withheld. Any awards settled in cash will not be counted against the share limitations under the Plan. In the event of recapitalizations, reclassifications or other specified events affecting the Company or the Common Shares, appropriate and equitable adjustments may be made to the number and kind of Common Shares available for grant, as well as to other maximum limitations under the Plan, and the number and kind of Common Shares or other rights and prices under outstanding awards.

Types of Awards and Annual Per Participant Award Limits. Incentive awards that may be issued under the Plan consist of stock options, restricted share awards, unrestricted share awards, performance awards, and share unit awards. The Plan contains annual limits on awards to individual participants. In any calendar year, no participant may be granted stock options covering more than 100,000 shares, restricted share awards having a value of more than $500,000, unrestricted share awards having a value of more than $500,000, performance awards having a value of more than $1,000,000, or share units awards having a value of more than $500,000 based on the market value of Common Shares at the time of award.

Stock Options. A stock option provides for the purchase of Common Shares in the future at an exercise price per share that may not be less than 100% of the fair market value of a share on the date the option is granted. Stock options may be either nonqualified options or incentive stock options, which meet the requirements of Section 422 of the Code. The term of an option may not exceed ten years. The Committee may provide that an option is exercisable at any time during its term, or only with respect to a stated number of shares over staggered periods. An option may only be exercised while the participant is employed by the Company or a subsidiary of the Company or within 30 days after cessation of the participant’s employment or other service if the reason for cessation of employment or other service is other than disability, retirement, death or termination for gross misconduct. In the case of disability, normal retirement, or death, an option may be exercised to the extent it was exercisable on the date the optionee ceased to be employed by the Company for the lesser of three years after termination of employment or the remaining term of the option. In the event of a change of control of the Company (as defined in the Plan), any option, which is not then exercisable, automatically becomes exercisable. Payment for shares purchased upon exercise of an option must be made in full at the time of purchase. The manner of payment of the exercise price is determined by the Committee and set forth in the Award Agreement and may include payment in cash, in Common Shares, through a broker-assisted “cashless exercise” program, or by any combination of the foregoing.

Restricted Share Awards: A restricted share award represents Common Shares that are issued subject to restrictions on transfer and vesting requirements as determined by the Committee. Vesting requirements may be based on the continued employment of the participant for specified time periods and on the attainment of specified business performance goals established by the Committee. Subject to the transfer restrictions and vesting requirements of the award, the participant will have the rights of a shareholder of the Company, including all voting and dividend rights, during the restriction period, unless the Committee determines otherwise at the time of the grant.

Share Awards. A share award represents Common Shares that are issued free of restrictions on transfer and free of forfeiture conditions. A share award may be granted for past services, in lieu of bonus or other cash compensation, directors’ fees or for any other valid purpose as determined by the Committee.

Share Unit Awards. An award of share units provides the participant the right to receive a payment based on the value of a Common Share. Share units may be subject to vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Such vesting requirements may be based on the continued employment of the participant for a specified time period or on the attainment of specified business performance goals established by the Committee. Stock unit awards are payable in cash or in Common Shares or in a combination of both. Stock units may also be granted together with related dividend equivalent rights.

Performance Awards. The Committee may grant performance awards under which payment is made, in the Committee’s discretion, in Common Shares, in cash, or a combination of shares and cash if the performance of the Company or any subsidiary or division of the Company selected by the Committee meets certain goals established by the Committee during an award period. The Committee determines the goals, the length of an award period, the maximum payment value of an award, and the minimum performance required before a payment is made. Except for performance awards intended as “performance-based compensation” under Section 162(m) of the Code, the Committee may revise the goals and the computation of payment at any time to account for unforeseen events which occur during an award period and which have a substantial effect on the performance of the Company, subsidiary or division. In order to receive payment, a participant must remain in the employ of the Company until the completion of the award period, except that the Committee may provide complete or partial exceptions to that requirement, as it deems equitable.

Change of Control. In order to maintain a participant’s rights in the event of a change of control of the Company (as defined in the Plan), the Committee, in its sole discretion, may, as to any award, either at the time that an award is made or any time thereafter, provide for the acceleration of any time periods relating to the exercise or realization of any such award, so that such award may be exercised or realized in full on or before a date fixed by the Committee. The Plan provides that all options shall automatically become fully exercisable upon the occurrence of a change of control of the Company.

Plan Amendments: The Board may amend or modify the Plan at any time and from time to time except that the Board may not, without shareholder approval (except for adjustments described under “Shares Available for Awards,” above): (a) increase the maximum number of Common Shares that may be issued under the Plan; (b) expand the types of awards available to participants under the Plan; (c) materially expand the class of persons eligible for awards; (d) delete or limit the provisions of the Plan prohibiting the repricing of options; (e) extend the term of the Plan; or (f) increase the annual per person limitations on awards. No amendment of the Plan may, without the consent of a participant, adversely affect any award held by him under the Plan.

Term of the Plan: Unless earlier terminated by the Board, the Plan will terminate ten years from the date of the Annual Meeting. Termination of the plan does not affect any outstanding awards granted prior to termination.

Section 162(m) Performance-Based Compensation

Under Section 162(m) of the Code, the Company may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Company’s chief executive officer or is among one of the four most highly-compensated officers for that taxable year as reported in the Company’s proxy statement (referred to as “covered employees”). The limitation on deductions does not apply to certain types of compensation, including “performance-based compensation” if approved by shareholders. Under the Plan, options will qualify as performance-based compensation and restricted share awards, share awards, performance awards and share unit awards may also qualify if the Committee so designates these awards (herein called “Section 162(m) Awards”) as performance-based compensation and administers the Plan with respect to these designated awards in compliance with Section 162(m) of the Code. Under Section 162(m), the terms of the award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the award, and must preclude discretion to increase the amount of compensation payable under the terms of the award (but may give the Committee discretion to decrease the amount of compensation payable). For each such award, the performance criteria upon which the payment or vesting may be based is limited to one or more of the following performance measures, which may be applied with respect to the Company, any Subsidiary or any business unit: cash flow; cash flow from operations; free cash flow; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; income before income taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; receivable turnover; capital expenditures; net earnings;

operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; expense reduction levels; stock price; and total shareholder return. The foregoing performance criteria may have any reasonable definitions that the Committee may specify, which may include or exclude any items specified by the Committee, including but not limited to any or all of the following items: discontinued operations, extraordinary, unusual, non-recurring or special items, effects of accounting changes, effects of currency or interest rate fluctuations, effects of financing activities, changes in tax rates, expenses for restructuring or productivity initiatives, litigation losses, non-operating items, effects of acquisitions or divestitures and changes of law or regulation affecting the Company’s business. The foregoing performance measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years, or related to other companies or indices, or as ratios expressing relationships between two or more performance measures.

Certain Federal Income Tax Consequences

The following is a brief summary of the principal United States Federal income tax consequences of awards under the Plan and is based on Federal income tax laws currently in effect.

Limitation on Corporate Deductions for Certain Executives’ Compensation. Under the Plan, the Committee is authorized to grant awards that qualify as performance-based compensation under Section 162(m) of the Code, as well as awards that do not. As a result, the Company may not be entitled to any deduction mentioned below if the individual in question is a covered employee within the meaning of the Code, the amount in question does not qualify as performance-based compensation, and the amount in question, when added to the covered employee’s other taxable compensation that is not performance-based in the same taxable year, exceeds $1 million.

Effect of Change of Control. Under the golden parachute tax provisions of the Code, if compensatory payments made to certain officers, employees and shareholders, including the vesting of stock options and stock awards, are contingent, or are deemed to be contingent, on a change in control of a publicly-traded corporation, and if the value of such payments exceeds certain limits, the person who receives such payments may be subject to a 20% excise tax on most of the payments, payable in addition to ordinary income taxes, and the corporation may be denied a deduction for the portion of the payments which is subject to such excise tax. If a change in control of the Company occurs, awards under the Plan that are deemed to be contingent on the change in control may be subject to such excise tax, in whole or in part, and may be nondeductible by the Company. The tax summaries that follow do not reflect the potential application of these Code provisions in the event of a change in control.

Stock Options. There are no Federal income tax consequences either to the optionee or the Company upon the grant of an incentive stock option or a nonqualified option. If shares are purchased under an incentive stock option (i.e., an incentive option is exercised) during employment or within three months thereafter, the optionee will not recognize any income and the Company will not be entitled to a deduction in respect of the option exercise.

However, the excess of the fair market value of the shares on the date of such exercise over the purchase price of the shares under the option will be includible in the optionee’s alternative minimum taxable income. Generally, if the optionee disposes of shares purchased under an incentive stock option within two years of the date of grant or one year of the date of exercise of the incentive stock option, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the shares on the date of exercise (or, if less, the amount realized by the optionee on the disposition of the shares) over the purchase price of such shares. Any gain after the date on which the optionee purchased the shares will be treated as capital gain to the optionee and will not be deductible by the Company. If the shares are disposed of after the two-year and one-year periods mentioned above, the Company will not be entitled to any deduction, and the entire gain or loss realized by the optionee will be treated as capital gain or loss.

When shares are purchased under a nonqualified option, the excess of the fair market value of the shares on the date of purchase over the purchase price of such shares under the option will generally be taxable to the optionee as ordinary income and deductible by the Company. The disposition of shares purchased under a nonqualified option will generally result in a capital gain or loss for the optionee, but will have no tax consequences for the Company.

Other Awards. The current United States federal income tax consequences of other awards authorized under the Plan are generally in accordance with the following: (i) restricted shares are generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; (ii) share units and performance awards are generally subject to ordinary income tax at the time of payment; and (iii) unrestricted share awards are generally subject to ordinary income tax at the time of grant. In each of the foregoing cases, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

New Plan Benefits

In March 2004, the Company adopted a new program for the compensation of non-employee Directors. See “Governance of the Company and Board Matters – Director Compensation.” Under the new program non-employee Directors would be annually granted under the Plan $20,000 in restricted shares that would vest one year later if the grantee were still a Director.

During fiscal 2004, stock options were granted under the 1999 Plan to the Company’s Named Executives, as set forth in the Table captioned “Fiscal 2004 Stock Option Grants.” During fiscal 2004 the Company granted under the 1999 Plan (i) to all executive officers as a group options to purchase a total of 120,000 Common Shares at an average option exercise price of $21.49 per share and (ii) to all employees, excluding executive officers, options to purchase a total of 68,000 Common Shares at an average option exercise price of $21.76 per share. The Company did not award any restricted shares under the 1999 Plan in fiscal 2004 except for the 15,000 restricted shares awarded to Mr. Wallace in connection with his employment in July 2004.

The terms and number of options, restricted share or other awards to be granted in the future under the Plan are to be determined in the discretion of the Committee. Except as set forth above with respect to non-employee Directors, no determinations as to future awards under the Plan have yet been made. Accordingly, the benefits or amounts that will be received by or allocated to the Company’s executive officers or other eligible persons cannot be determined at this time.

On October 20, 2004, the closing price on the New York Stock Exchange of the Company’s Common Shares was $20.46 per share.

Equity Compensation Plan Information

The following table sets forth certain information regarding the equity compensation plans of the Company as of August 31, 2004.

			(c)
			Number of Common
	(a)		Shares remaining
	Number of Common	(b)	available for future
	Shares to be issued	Weighted-average	issuance under equity
	upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders	1,278,501	$24.11	141,200
Equity compensation plans not approved by security holders	0	0	0

Total	1,278,501	$24.11	141,200

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee is comprised of four members of the Company’s Board of Directors. Each member of the Audit Committee is “independent.” See “Governance of the Company and Board Matters.” The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of the Charter is attached hereto as Appendix A. The Audit Committee, among other things, (i) recommends to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K and (ii) appoints, subject to ratification by shareholders, the independent auditors to audit the books and records of the Company.

The Audit Committee has (i) reviewed and discussed the Company’s audited financial statements for the fiscal year ended August 31, 2004 with the Company’s management and with the Company’s independent auditors; (ii) discussed with the Company’s independent auditors the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards); and (iii) received and discussed the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Statement No. 1 (Independence discussions with Audit Committees). Based on such review and discussions with management and the independent auditors, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2004 for filing with the U.S. Securities and Exchange Commission.

THE AUDIT COMMITTEE
Dale L. Medford, Chair
Daniel W. Duval
Robert J. Kegerreis
William D. Manning

APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP served as the Company’s independent auditors during the fiscal year ended August 31, 2004. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

The following table sets forth the aggregate fees for services provided by Ernst & Young LLP related to fiscal years 2004 and 2003 and for other services billed in the most recent two fiscal years:

Fees	Fiscal 2004	Fiscal 2003

Audit(1)	$942,000	$774,300
Audit-Related(2)	93,255	223,329
Tax(3)	486,950	91,849
All Other(4)	–0–	–0–

Total	$1,522,205	$1,089,478

(1)	For services rendered for the audits of the consolidated financial statements of the Company, as well as statutory audits, review of financial statements included in Form 10-Q reports, issuance of consents, issuance of comfort letters and assistance with review of documents filed with the Securities and Exchange Commission.

(2)	For services related to employee benefit plan audits, due diligence and consultations concerning financial accounting and reporting standards.

(3)	For services related to tax compliance, tax return preparation, tax advice and tax planning.

(4)	There were no other fees incurred for fiscal 2004 and 2003.

In appointing Ernst & Young LLP to serve as the Company’s independent accountants for fiscal 2005, the Audit Committee reviewed past services performed during fiscal 2004 and services proposed to be performed during fiscal 2005. In appointing Ernst & Young LLP, the Audit Committee carefully considered the impact of such services on Ernst & Young LLP’s independence. The Audit Committee has determined that the performance of such services did not affect the independence of Ernst & Young LLP. Ernst & Young LLP has advised the Company that Ernst & Young LLP is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence.

The Audit Committee has adopted policies and procedures that require the pre-approval of all audit, audit-related, tax and other services rendered by the Company’s independent auditors. Under the policy, an auditor services schedule is prepared at the beginning of each year that describes each type of service to be provided by the independent auditors and the projected fees for each such service. The Audit Committee reviews and approves in advance, as appropriate, each service listed on the auditor services schedule and the projected fees for each such service. On a periodic basis, the independent auditors report to the Audit Committee the actual spending for specified services compared with the approved amounts. Projected fee amounts listed on the auditor services schedule may be updated, as appropriate in the Audit Committee’s discretion, at each regularly scheduled meeting of the Audit Committee. The Audit Committee may also pre-approve particular services on a case-by-case basis. The policy allows the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee. Any decisions made by the designated pre-approval member are reported, for informational purposes only, to the full Audit Committee at its next meeting.

Subject to ratification by the shareholders, the Audit Committee of the Board has selected Ernst & Young LLP as independent auditors for the Company for the fiscal year ending August 31, 2005. The Board recommends a vote “FOR” the proposal to ratify such selection. In the event shareholders do not approve the selection of Ernst & Young LLP, the Board will seek to determine from shareholders the principal reasons Ernst & Young LLP was not approved, evaluate such reasons, and consider whether, in view of the circumstances, a different firm of independent auditors should be selected for fiscal 2004.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned above. However, if other matters should properly come before the meeting, or any adjournment thereof, it is intended that the Board’s proxy agents will vote the proxies in their discretion.

The Company will bear the cost of soliciting proxies. In addition to the use of the mails, certain officers, directors, and regular employees of the Company may solicit proxies by telephone or personal interview. The Company will request brokerage houses, banks and other persons to forward proxy material to the beneficial owners of shares held of record by such persons.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and owners of more than 10% of the Company’s common shares to file an initial ownership report with the Securities and Exchange Commission and follow-up reports listing any subsequent change in their ownership of common shares. The Company believes, based on information provided to the Company by the persons required to file such reports, that all filing requirements applicable to such persons during the period from September 1, 2003 through August 31, 2004, were met, except that Company grants of 2,000 share options to Messrs. Kegerreis and Manning and restricted share grants of less than 800 shares each to Messrs. Kegerreis, Loftis, Medford, and Tatar in lieu of cash payment of Director fees were inadvertently reported late as was a gift transaction by Mr. Manning.

SHAREHOLDER PROPOSALS

If you intend to submit a proposal for inclusion in the Company’s proxy statement and form of proxy for the 2004 Annual Meeting of Shareholders, the Company must receive the proposal at 1400 Kettering Tower, Dayton, Ohio 45423, Attention: Corporate Secretary, on or before July 10, 2005. The 2005 Annual Meeting of Shareholders is presently scheduled to be held on December 12, 2005.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly by a shareholder at the 2005 Annual Meeting, management will be able to vote proxies in its discretion if the Company: (i) receives notice of the proposal before the close of business on October 28, 2005 and advises shareholders in the 2005 proxy statement about the nature of the matter and how management intends to vote on such matter or (ii) does not receive notice of the proposal before the close of business on October 28, 2005.

The Company’s Code of Regulations, which is available upon request to the Corporate Secretary, provides that nominations for director may only be made by the Board of Directors (or an authorized board committee) or a shareholder entitled to vote who sends notice of the nomination to the Corporate Secretary not fewer than 50 days nor more than 75 days prior to the meeting date. Such notice is required to contain certain information specified in the Company’s Code of Regulations. For a nominee of a shareholder to be eligible for election at the 2005 Annual Meeting, the shareholder’s notice of nomination must be received by the Corporate Secretary between September 28, 2005 and October 22, 2005. This advance notice period is intended to allow all shareholders to have an opportunity to consider nominees expected to be considered at the meeting.

All submissions to, or requests from, the Corporate Secretary should be sent to Robbins & Myers, Inc., 1400 Kettering Tower, Dayton, Ohio 45423

By Order of the Board of Directors,

Joseph M. Rigot
Secretary

APPENDIX A

ROBBINS & MYERS, INC.

CHARTER OF THE

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. Statement of Purposes

There shall be a committee of the Board of Directors (the “Board”) to be known as the Audit Committee (the “Committee”). The Board appoints the Committee for the following purposes:

1.	The Committee shall assist the Board in fulfilling its statutory and fiduciary responsibilities with respect to internal controls, accounting policies, and auditing and financial reporting practices. The Committee shall assist the Board in monitoring:

a. The integrity of the Company’s financial statements;

b. The independent auditors’ qualifications, independence and performance;

c. The performance of the Company’s internal audit function; and

d. The Company’s compliance with legal and regulatory requirements.

2.	The Committee shall prepare the Committee report that the United States Securities and Exchange Commission (the “SEC”) rules require to be included in the Company’s annual proxy statement.

The Committee shall assure that, with respect to the above listed items, there are free and open means of communication between the Board and the independent auditors, the persons responsible for the Company’s internal audit function and the financial management of the Company. The Committee will report its activities to the Board on a regular basis and make such recommendations as the Committee deems necessary and appropriate.

II.	Membership

The Committee shall be comprised of at least three directors who shall be appointed annually by the Board after considering the recommendation of the Nominating and Governance Committee. The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange and the SEC. The Board shall designate one member of the Committee as its Chairman.

Each member of the Audit Committee shall be financially literate, or become financially literate within a reasonable period of time after appointment to the Committee. At least one member of the Committee shall be an “audit committee financial expert” (as defined by the SEC) as determined by the Board and the Board shall disclose such determination in the Company’s annual report on Form 10-K.

The simultaneous service on the audit committee of more than two other public companies requires a Board determination that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and such determination must be disclosed in the Company’s annual proxy statement.

Members of the Committee may not receive directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary of the Company; compensatory fees do not include the receipt of fees for services as a director or a member of a committee of directors or fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

III. Meetings and Other Organizational Matters

The Committee shall meet at least quarterly and hold such other meetings from time to time as may be called by the Chairman of the Committee, the Chairman of the Board or the Chief Executive Officer of the Company (the “CEO”) or any two members of the Committee. A majority of the members of the Committee shall constitute a quorum of the Committee. A majority of the members in attendance shall decide any matter properly brought before any meeting of the Committee.

The Committee shall periodically meet separately with management, the internal auditor and the Company’s independent auditor.

The Committee shall keep minutes of its proceedings that shall be signed by its Chairman and the person whom the Chairman designates to act as secretary of the meeting. The minutes of a meeting shall be approved by the Committee at its next meeting, shall be available for review by the entire Board, and shall be filed as permanent records with the Secretary of the Company.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any member of, or consultants to, the Committee.

The Chairman of the Committee shall at each meeting of the Board following a meeting of the Committee report to the full Board on the matters considered at the last meeting of the Committee.

IV. Specific Duties and Responsibilities

1.	Engagement of Independent Auditors. The Committee shall be responsible directly for the appointment (subject, if applicable, to shareholder ratification), retention, termination, compensation and terms of engagement, and oversight of the work of the independent auditors (including the resolution of disagreements between management and the independent auditors regarding financial reporting). The Committee shall have a clear understanding with management and the independent auditor that the independent auditor is ultimately accountable and must report directly to the Committee. The Committee shall have the ultimate authority and responsibility to evaluate and, when appropriate, to replace the independent auditor.

2.	Pre-Approvals. The Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company or any of its subsidiaries by its independent auditor. The Committee may establish pre-approval policies and procedures, as permitted by applicable law and the rules and regulations of the SEC, for the engagement of independent auditors to render services to the Company, including, without limitation, policies that would allow the delegation of pre-approval authority to one or more members of the Committee, provided that the pre-approval decision is presented to the Committee at its next regularly scheduled meeting.

3.	Qualifications of Independent Auditors. At least annually, the Committee shall obtain and review a report by the Company’s independent auditor which describes the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Company.

4.	Assessment of Independent Auditors. The Committee shall evaluate the qualifications, performance and independence of the independent auditor, including considering whether the independent auditor’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the independent auditor’s independence, and taking into account the opinions of management and the internal auditors. The Committee shall receive from the independent auditors written disclosures with respect to their independence and discuss with them any factors that might detract from their independence. As part of such evaluation, the Committee shall review and evaluate the lead partner and senior members of the independent auditor, assure the regular rotation of the audit partners as required by law as well as consider whether the independent audit firm itself should be rotated, so as to assure continuing auditor independence. The Committee will require the independent auditors to certify annually that they are in compliance with all applicable legal and regulatory requirements including those addressing rotation of lead and concurring partners, provision of prohibited services, document retention, and the submission of timely reports. The Committee shall present its conclusions to the Board.

5.	Annual Financial Statements. The Committee, to the extent that it deems necessary and appropriate, shall review with representatives of the independent auditor:

a.	The scope of, and the plan for the staffing of, the annual audit of the Company’s financial statements;

b.	The results of the most recent annual audit, any audit problems or difficulties and management’s response, and the Committee will discuss any management or internal control letter issued or proposed to be issued by the independent auditors or schedule of unadjusted differences, if any;

c.	Any recommendations with respect to internal controls and other financial matters, including any perceived weaknesses in the Company’s internal controls, policies,

procedures, business risk and compliance matters and any special audit steps adopted in light of material control deficiencies;

d.	Any significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any material changes in the Company’s selection and application of accounting principles, the development, selection and disclosure of critical accounting policies, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements;

e.	The effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements; and

f.	Major financial risk exposures and the steps that management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

6.	Annual and Quarterly Financial Statements and Disclosures. The Committee shall:

a.	Review and discuss with management and the independent auditors the annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

b.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q and disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including the results of the independent auditors’ reviews of the quarterly financial statements.

c.	Discuss generally the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

7.	Oversight of the Company’s Internal Audit Function. The Committee shall:

a.	Review the structure of the Company’s internal audit function; and, if applicable, review the appointment and replacement of the senior internal auditing executive;

b.	Review the significant reports to management prepared by the internal auditing department and management’s responses; and

c.	Discuss with the independent auditor the internal audit function of the Company, the responsibilities of the persons carrying out the function, budget and staffing and any recommended changes in the planned scope of the internal audit.

8.	Oversight of the Company’s Senior Financial Officers. The Committee shall:

a.	Review the appointment or replacement of the Company’s senior financial officers (principal financial officer, principal accounting officer, treasurer and controller);

b.	Develop a Code of Ethics for the CEO and Senior Financial Officers; and

c.	Monitor compliance with the Code of Ethics for the CEO and Senior Financial Officers and cause any waiver of the Code to be disclosed in accordance with applicable law.

9.	Review Procedures. In consultation with the management and the independent auditors, the Committee shall consider the integrity of the Company’s financial reporting processes and controls, discuss significant financial risk exposures and review significant findings prepared by the independent auditors together with management’s responses.

10.	CEO/CFO Certifications. The Committee shall:

a.	Review with the CEO and CFO each quarter the certifications that each of them will make in connection with the filing of the Company’s next Quarterly Report on Form 10-Q or Annual Report on Form 10-K; and

b.	Review the procedures that were followed by the CEO, CFO and other financial staff of the Company, including internal auditors, to provide reasonable assurances that the statements in the CEO and CFO certifications are true and accurate and review the steps taken by counsel for the Company to document the completion and effectiveness of the CEO/ CFO certification verification and testing processes implemented by the Company.

11.	Compliance Oversight Responsibilities. The Committee shall:

a.	Review compliance by the Company and its subsidiaries and all directors, officers and employees with the Company’s Code of Business Conduct, which includes policies on business ethics, public responsibility, conflicts of interests and related party transactions;

b.	Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies;

c.	Make such other recommendations to the Board on such matters, within the scope of its functions, as may come to its attention and which in its discretion warrant consideration by the Board; and

d.	Discuss with (or obtain a report from) the Company’s General Counsel concerning legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

12.	Procedure for Complaints. The Committee shall establish and implement procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

13.	Charter. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

V. Employment Of Persons Formerly Employed By Auditor

The Company will not employ any person formerly employed by the Company’s independent auditors until three years after the termination of such person’s employment with the Company’s auditors if such person while employed by the Company’s auditors had rendered services to the Company.

VI. Limitation of Audit Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These are the responsibilities of management and the independent auditors.

APPENDIX B

ROBBINS & MYERS, INC.

2004 STOCK INCENTIVE PLAN

Section 1. Purpose

The purpose of the Plan is to promote the long-term success of the Company by providing financial incentives to persons who are in positions to make significant contributions toward the Company’s success. The Plan is designed to attract individuals of outstanding ability to employment or other service with the Company and its subsidiaries and to encourage them to acquire a proprietary interest in the Company through stock ownership, to continue in the service of the Company and its subsidiaries, and to render superior performance during their period of employment or other service with the Company.

Section 2. Definitions

Wherever the following capitalized terms are used in this Plan, they shall have the meanings specified below.

      (a) “Award” means an award of an Option, Restricted Share Award, Share Unit Award, Performance Award or Share Award granted under the Plan.

      (b) “Award Agreement” means an agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant.

      (c) “Board” means the Board of Directors of the Company.

      (d) “Change of Control” means and shall be deemed to have occurred on (i) the date upon which the Company is provided a copy of a Schedule 13D, filed pursuant to Section 13(d) of the Securities Exchange Act of 1934 indicating that a group or person, as defined in Rule 13d-3 under said Act, has become the beneficial owner of 20% or more of the outstanding Voting Shares or the date upon which the Company first learns that a person or group has become the beneficial owner of 20% or more of the outstanding Voting Shares if a Schedule 13D is not filed; (ii) the date of a change in the composition of the Board such that individuals who were members of the Board on the date two years prior to such change (or who were subsequently elected to fill a vacancy in the Board, or were subsequently nominated for election by the Company’s shareholders, by the affirmative vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two year period) no longer constitute a majority of the Board; (iii) the date the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Shares of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Shares of the surviving entity) at least 80% of the total voting power represented by the Voting Shares of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the date shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

      (e) “Code” means the Internal Revenue Code of 1986, as amended.

      (f) “Committee” means the committee referred to in Section 4.

      (g) “Common Shares” means the common shares, without par value, of the Company.

      (h) “Company” means Robbins & Myers, Inc., an Ohio corporation, and when used with reference to employment of a Participant or services as a director, Company includes any Subsidiary of the Company.

      (i) “Date of Grant” means the date on which an Award under the Plan is made by the Committee, or such later date as the Committee may specify to be the effective date of the Award.

      (j) “Disability” means that because of an injury or sickness the Participant is unable to perform any occupation for which the Participant is qualified, or may reasonably become qualified, by reason of education, training, or experience, whether or not a job involving such occupation is available with the Company.

      (k) “Eligible Person” means any person who is an employee, officer, or director of the Company or any Subsidiary or any person who is determined by the Committee to be a prospective employee, officer, or director of the Company or any Subsidiary and who becomes such an employee, officer or director within six months of the Date of Grant.

      (l) “Fair Market Value” means the average of the high and low prices of a Common Share on the date when the value of a Common Share is to be determined, as reported on the New York Stock Exchange-Composite Transactions Tape; or, if no sale of Common Shares is reported on such date, then the next preceding date on which a sale occurred; or if the Common Shares are no longer listed on such exchange, the determination of such value shall be made by the Committee in accordance with applicable provisions of the Code and related regulations promulgated under the Code.

      (m) “Gross Misconduct” means engaging in any act or acts involving conduct which violates Company policy or is illegal and which results, directly or indirectly, in personal gain to the individual involved at the expense of the Company or a Subsidiary.

      (n) “Incentive Stock Option” means an Option that is an Incentive Stock Option, as defined in Section 422 of the Code.

      (o) “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

      (p) “Option” means a right to purchase Common Shares at a specified price; “Optionee” means the holder of an Option.

      (q) “Participant” means an Eligible Person who holds an outstanding Award.

      (r) “Performance Award” means an award under Section 8 under which a Participant has a right to receive Restricted Shares, Common Shares, cash, or a combination thereof, contingent upon the attainment of performance objectives determined in the discretion of the Committee as more fully set forth at Section 8.

      (s) “Plan” means the Robbins & Myers, Inc. 2004 Stock Incentive Plan as set forth herein and as amended from time to time.

      (t) “Restricted Share Award” means an Award under Section 7 under which a Participant receives Common Shares that are nontransferable and subject to substantial risk of forfeiture until specific conditions are met; “Restricted Shares” means Common Shares, which are the subject of a Restricted Share Award.

      (u) “Subsidiary” means an entity (whether or not a corporation) of which more than 50% of the voting stock in the case of a corporation, or other equity interest having voting power in the case of an entity that is not a corporation, is owned or controlled, directly or indirectly, by the Company.

      (v) “Section 162(m) Award” means any Award that is intended to qualify for the performance-based compensation exemption under Section 162(m)(4)(c) of the Code and the regulations promulgated thereunder.

      (w) “Share Award” means an Award under Section 10 entitling a Participant to Common Shares that are free of transfer restrictions and forfeiture conditions.

      (x) “Share Unit Award” means an Award under Section 9 entitling a Participant to a payment of a unit value based on the Fair Market Value of a Common Share.

      (y) “Voting Shares” means any securities of the Company, which vote generally in the election of directors of the Company.

Section 3. Common Shares Subject to the Plan

Section 3.1. Aggregate Limitation. The maximum number of Common Shares that may be issued pursuant to the Plan shall be One Million Two Hundred Thousand (1,200,000), subject to adjustment in accordance with Section 3.3. The Common Shares that may be issued pursuant to the Plan may be authorized and unissued Common Shares or Common Shares held in the Company’s treasury. To the extent that any Award payable in Common Shares is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the Common Shares covered thereby will no longer be charged against the foregoing maximum share limitation and may again be made subject to Awards under the Plan. In addition, if any Common Shares are exchanged by a Participant or withheld from a Participant as full or partial payment to the Company of the exercise price or tax withholding upon exercise or payment of an Award, then the number of Common Shares that shall be charged against the maximum number of Common shares that may be issued pursuant to the Plan shall be reduced by the number of Common Shares so exchanged or withheld. Any Awards settled in cash shall not be counted against the share limitation set forth in this Section 3.1.

Section 3.2. Per Participant Limitations. The maximum number of Common Shares that may be granted as Awards to a Participant in any fiscal year of the Company is as follows:

      (a) With respect to Options, no more than 100,000 Common Shares may be subject to options granted in the year, subject to adjustment in accordance with Section 3.3;

      (b) With respect to Restricted Common Shares (not issued in connection with Performance Awards), no more than $500,000 in Common Shares, based on the Fair Market Value of the shares on the Date of Grant, may be awarded in the year;

      (c) With respect to Performance Awards, no more than $1,000,000 in Common Shares, based on the Fair Market Value of the shares on the Date of Grant, may be awarded in the year;

      (d) With respect to Share Unit Awards, no more than $500,000 in Share Unit Awards, based on the Fair Market Value of a Common Share on the Date of Grant, may be awarded in the year; and

      (e) With respect to Stock Awards, no more than $500,000 in Common Shares, based on the Fair Market Value of the shares on the Date of Grant, may be awarded in the year.

Section 3.3. Adjustment in Share Limitations. If there shall occur any recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to the Common Shares, or any merger, reorganization, consolidation or other change in corporate structure affecting the Common Shares, the Committee may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause an adjustment to be made in (i) the maximum number and kind of shares provided in Section 3.1, (ii) the maximum number and kind of shares or units set forth in Sections 3.2, (iii) the number and kind of Common Shares, units, or other rights subject to then outstanding Awards, (iv) the price for each share or unit or other right subject to then outstanding Awards, (v) the performance measures or goals relating to an Award and (vi) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall be made in a manner consistent with the requirements of Section 424(a) of the Code.

Section 3.4. Fractional Common Shares. No right to purchase, or to be issued fractional Common Shares, shall result from any adjustment in Awards pursuant to this Section 3. In the case of any such adjustment, the Common Shares subject to the Award shall be rounded down to the nearest whole share.

Section 3.5. Merger or Other Reorganization. Any other provision of the Plan or an Award Agreement to the contrary notwithstanding, in the event the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash.

Section 4. Administration

Section 4.1. Committee. The Plan shall be administered by a Committee of the Board, comprised of three or more directors, who shall from time to time be appointed by, and serve at the pleasure of, the Board. Solely to the extent deemed necessary or advisable by the Board, each director serving on the Committee shall be (i) a “non-employee director”

within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, (ii) an “outside director” within the meaning of Code Section 162(m), and (iii) an “independent director” within the meaning of rules adopted by the New York Stock Exchange.

Section 4.2. Authority. The Committee shall have and exercise all the power and authority granted to it under the Plan. Subject to the provisions of the Plan, the Committee shall have authority in its sole discretion from time to time (i) to designate from Eligible Persons the persons to whom Awards are granted; (ii) to prescribe such limitations, restrictions and conditions upon any such awards as the Committee shall deem appropriate, including establishing and administering performance measures in Section 11, and certifying whether the performance measures have been met; (iii) to interpret the Plan and to adopt, amend and rescind rules and regulations relating to the Plan; and (iv) to make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.

Section 4.3. Committee Actions. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting at which a quorum is present, or acts reduced to or approved in writing by all members of the Committee, shall be acts of the Committee. All such actions shall be final, conclusive, and binding. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

Section 4.4. Interpretation and Construction. Section 162(m) Awards are intended to qualify as performance-based compensation within the meaning of Code Section 162(m)(4)(C). Any provision of the Plan that would prevent a Section 162(m) Award from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.

Section 5. Eligibility; Awards

Section 5.1. Eligible Persons. The Committee may grant Awards to Eligible Persons.

Section 5.2. Awards. Awards may be granted in any one or more combinations of (i) Incentive Stock Options, (ii) Nonqualified Stock Options, (iii) Restricted Share Awards, (iv) Performance Awards, (v) Share Unit Awards, and (vi) Share Awards. All Awards shall be subject to such other terms and conditions as may be established by the Committee. Determinations by the Committee under the Plan, including without limitation, designation of Participants, the form, amount and timing of Awards, the terms and provisions of Awards, and the written agreements evidencing Awards, need not be uniform and may be made selectively among Eligible Persons who receive, or are eligible to receive, Awards hereunder, whether or not such Eligible Persons are similarly situated.

Section 5.3. Employment. The Plan and the Awards granted hereunder shall not confer upon any person the right to continued employment with the Company or affect in any way the right of the Company to terminate the employment of any person at any time and for any reason.

Section 6. Options

The Committee may grant Incentive Stock Options and Nonqualified Stock Options and such Options shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

Section 6.1. Option Price. The option price per Common Share with respect to each Option shall be determined by the Committee but shall not be less than the Fair Market Value of a Common Share on the Date of Grant.

Section 6.2. Period of Option. The period of each Option shall be fixed by the Committee but in no case may an option be exercised more than ten years after its Date of Grant.

Section 6.3. Exercise of Option. Subject to the provisions of Section 6.4 relating to continuous employment or other service, an Option may be exercised with respect to all Common Shares covered thereby or may be exercised with respect to a specified number of Common Shares over a specified period or periods as determined by the Committee. Any Common Shares not purchased during a specified period may be purchased thereafter at any time prior to the expiration of the Option unless the Committee determines otherwise. The Committee may at any time remove or alter any restriction on exercise of an Option that was imposed by the Committee.

Section 6.4. Termination of Service. No Option may be exercised under the Plan after the Optionee’s employment or other service with the Company has terminated except that an Option may, subject to the ten year limitation at Section 6.2, be exercised (i) within 30 days after the Optionee’s employment or other service with the Company ceases, if the cause of cessation of employment or other service was other than retirement, disability, death or termination of employment or other service by the Company for Gross Misconduct; (ii) within one year of cessation of employment in the case of early retirement except that the Committee may, in its discretion, in the case of early retirement, extend the period of exercise to a date not more than three years after cessation of employment; and (iii) within three years of cessation of employment or other service in the case of normal retirement, death or disability. After termination of employment or other service, Options may be exercised only to the extent they could have been exercised on the date of the Optionee’s termination of employment or other service. Whether authorized leave of absence or absence for military or governmental service shall constitute a termination of employment or other service shall be determined by the Committee.

Section 6.5. Additional Rules Applicable to Incentive Stock Options. Except as may otherwise be permitted by the Code, the following additional rules shall be applicable to Incentive Stock Options:

      (a) Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee of the Company or any Subsidiary for purposes of Treasury Regulations applicable to Incentive Stock Options.

      (b) Annual Limits; Limits on Grants to Holders of 10% or More. No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the Common Shares with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the

Plan and any other stock option plans of the Company, any Subsidiary, or any parent corporation, would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking Options into account in the order in which granted. To the extent that any Common Shares subject to an Option granted under the Plan are not eligible to subject to an Incentive Stock Option because of the foregoing limitations, the Common Shares shall be treated as being subject to a Nonqualified Stock Option granted under the Plan. In addition, no Incentive Stock Option shall be granted to an Eligible Person who possesses, directly or indirectly (within the meaning of Code Section 424(d)), at the time of grant more than 10% of the combined voting power of all classes of stock of the Company unless the option price is at least 110% of the Fair Market Value of the Common Shares subject to the Option on the date such Option is granted and such Incentive Stock Option is not exercisable after the expiration of five years from the date of grant.

      (c) Other Terms and Conditions; Nontransferability. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of this Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code. An Incentive Stock Option shall by its terms be nontransferable other than by will, by the laws of descent and distribution, or by designation of a beneficiary pursuant to this Plan and shall be exercisable during the lifetime of a Participant only by such Participant or a Participant’s legal guardian as permitted under Section 422 of the Code.

      (d) Disqualifying Dispositions. If Common Shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the issuance of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

Section 6.6. Option Exercise; Payment; Tax Withholding. Subject to such terms and conditions as shall be specified in an Award Agreement and the Plan, an Option may be exercised in whole or in part by notice in the form required by the Company, together with payment of the aggregate exercise price therefor. Unless otherwise specified in the Award Agreement, payment of the exercise price may be made as follows: (i) in cash, (ii) payment in Common Shares that have been held by the Participant for at least six months (or such other period as the Committee may deem appropriate for purposes of applicable accounting rules) by actual delivery of such Common Shares to the Company or by in accordance with the attestation procedure at Section 6.7, valued at the Fair Market Value of such shares on the date of exercise, (iii) by a delivery of a notice in the form acceptable to the Committee that the Participant has placed a market sell order (or similar instruction) with a broker with respect to Common Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the exercise price (conditioned upon the payment of such net proceeds), (iv) by a combination of the methods described above, or (v) by such other method as may be approved by the Committee and set forth in the Award Agreement.

Section 6.7 Attestation Procedure. If a Participant desires to pay the Option price by delivery of already-owned Common Shares, the Participant may either physically deliver the already-owned Common Shares or follow the attestation procedure set forth in this Section 6.7. To attest to the ownership of already-owned Common Shares, the Participant shall submit to the Company a signed statement at the time of exercise of an Option that (i) sets forth the number of Common Shares already-owned by the Participant that are to be used in payment of the Option price, (ii) confirms that the Participant is the owner of such payment shares, and (iii) if such payment shares are registered in the Participant’s name, sets forth the certificate numbers(s) of such payment shares. Such payment shares shall be treated as having been delivered to the Company by the Participant on the date of exercise, and the Company shall issue to the Participant a certificate for the number of Common Shares being purchased, less the number of payment shares. The Committee shall have the authority to amend the foregoing procedure from time to time or to limit its use in such manner as the Committee may in its discretion determine.

Section 6.8. Repricing and Reloads Prohibited. Neither the Committee nor the Board shall cause the cancellation, substitution or amendment of an Option that would have the effect of reducing the exercise price of an Option previously granted under the Plan, except in accordance with an adjustment permitted under Section 3.3. No Option granted under the Plan may provide for the automatic grant of another Option upon the exercise of the underlying Option without further action by the Committee.

Section 7. Restricted Share Awards

Section 7.1. Grant of Restricted Share Awards. A Restricted Share Award may be granted to any Eligible Person selected by the Committee. A Restricted Share Award granted to an Eligible Person represents Common Shares that are issued subject to such vesting and transfer restrictions as the Committee shall determine and set forth in an Award Agreement. The Committee may grant Restricted Share Awards that are Section 162(m) Awards, as well as Restricted Share Awards that are not Section 162(m) Awards.

Section 7.2. Vesting Requirements. The restrictions imposed on shares granted under a Restricted Share Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement, provided that the Committee may accelerate the vesting of a Restricted Share Award at any time. Such vesting requirements may be based on the continued employment or other service of the Participant with the Company or its Subsidiaries for a specified time period or periods. Such vesting requirements may also be based on the attainment of specified performance goals or measures established by the Committee in its sole discretion. In the case of any Restricted Share Award that is a Section 162(m) Award, any such performance-based vesting requirements shall be based upon the performance criteria identified in Section 11 hereof, and the terms of the Award shall otherwise comply with the requirements described in Section 11 hereof. If the vesting requirements of a Restricted Share Award shall not be satisfied, the Award shall be forfeited and returned to the Company.

Section 7.3. Restrictions. Shares granted under any Restricted Share Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Share Award being forfeited and returned to the Company. The Committee may require in an Award Agreement that certificates representing the shares granted under a Restricted Share Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted under a Restricted Share Award will remain in the physical custody of the Company or an escrow holder until all restrictions are removed or have expired.

Section 7.4. Rights as a Shareholder. Subject to the foregoing provisions of this Section 7 and the applicable Award Agreement, the Participant will have all rights of a shareholder with respect to the shares granted to him under a Restricted Share Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Share Award is granted.

Section 7.5. Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Share Award, the Participant shall be required to file, within 30 days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Share Award is conditioned upon the Participant’s refraining from making an election with respect to the Award under Section 83(b) of the Code.

Section 8. Performance Awards

Section 8.1. Grant of Performance Awards. The Committee may grant Performance Awards under the Plan which represent the right to receive a specified number Common Shares or their equivalent value, referred to herein as Performance Shares, if performance goals established by the Committee for a performance period are satisfied. The value of each Performance Share is equal to the Fair Market Value of a Common Share on any applicable date of determination. The Committee may grant Performance Awards that are Section 162(m) Awards, as well as Performance Awards that are not Section 162(m) Awards. At the time a Performance Award is granted, the Committee shall determine, in its sole discretion, the applicable performance period and performance goals to be achieved during the performance period, as well as such other conditions as the Committee deems appropriate. The performance goals applicable to a Performance Award grant may be subject to adjustments as the Committee shall deem appropriate to reflect significant unforeseen events, such as changes in law, accounting practices or unusual or nonrecurring items or occurrences. The Committee’s authority to make such adjustments shall be subject to such limitations as the Committee deems appropriate in the case of a Performance Award that is a Section 162(m) Award. In the case of any Performance Award that is a Section 162(m) Award, performance-goals shall be based upon the performance criteria identified in Section 11.2 hereof, and the terms of the Award shall otherwise comply with the requirements described in Section 11 hereof.

Section 8.2. Payment of Performance Awards. At the end of the performance period, the Committee shall determine the extent to which performance goals have been attained in order to establish number of Performance Shares that have been earned. Payments for Performance Shares earned, if any, shall generally be made as soon as practicable following the end of the performance period, subject to any tax withholding requirements. The Committee, in its discretion, may elect to make payment of the Performance Awards in Restricted Shares, Common Shares, cash or any combination of the foregoing.

Section 9. Share Unit Awards

Section 9.1. Grant of Share Unit Awards. A Share Unit Award may be granted to any Eligible Person selected by the Committee. A Share Unit Award is an Award to an Eligible Person of a number of hypothetical share units with respect to Common Shares that are granted subject to such vesting and transfer restrictions and conditions of payment as the Committee shall determine and set forth in an Award Agreement. The value of each unit under a Share Unit Award is equal to the Fair Market Value of a Common Share on any applicable date of determination. The Committee may grant Share Unit Awards that are Section 162(m) Awards, as well as Share Unit Awards that are not Section 162(m) Awards. A Share Unit Award shall be subject to such restrictions and conditions as the Committee shall determine. A Share Unit Award may be granted, at the discretion of the Committee, together with a dividend equivalent right with respect to the same number of Common Shares.

Section 9.2. Vesting of Share Unit Awards. On the Date of Grant, the Committee shall determine, in its sole discretion, any vesting requirements with respect to a Share Unit Award, which shall be set forth in the Award Agreement, provided that the Committee may accelerate the vesting of a Share Unit Award at any time. Vesting requirements may be based on the continued employment or other service of the Participant with the Company or its Subsidiaries for a specified time period or periods. Vesting requirements may also be based on the attainment of specified performance goals or measures established by the Committee in its sole discretion. In the case of any Share Unit Award that is a Section 162(m) Award, any such performance-based vesting requirements shall be based upon the performance criteria identified in Section 11.2 hereof, and the terms of the Award shall otherwise comply with the requirements described in Section 11 hereof. A Share Unit Award may also be granted on a fully vested basis, with a deferred payment date.

Section 9.3. Payment of Share Unit Awards. A Share Unit Award shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. The payment with respect to each share unit under a Share Unit Award shall be determined by reference to the Fair Market Value of one Common Share on each applicable payment date. Payment may be made, at the discretion of the Committee, in cash, Restricted Shares or Common Shares, or in a combination thereof, subject to applicable tax withholding requirements.

Section 9.4. No Rights as Shareholder. The Participant shall not have any rights as a shareholder with respect to the shares subject to a Share Unit Award until such time as shares of Common Shares are delivered to the Participant pursuant to the terms of the Award.

Section 10. Share Awards

Section 10.1. Grant of Share Awards. A Share Award may be granted to any Eligible Person selected by the Committee. A Share Award may be granted for past services, in lieu of bonus or other cash compensation, directors’ fees or for any other valid purpose as determined by the Committee. A Share Award granted to an Eligible Person represents Common Shares that are issued free of restrictions on transfer and other incidents of ownership and free of forfeiture conditions, except as otherwise provided in the Plan and the Award Agreement. The Committee may, in connection with any Share Award, require the payment of a specified purchase price. The Committee may grant Share Awards that are Section 162(m) Awards, as well as Share Awards that are not Section 162(m) Awards.

Section 10.2. Rights as Shareholder. Subject to the foregoing provisions of this Section 10 and the applicable Award Agreement, the Participant will have all rights of a shareholder with respect to the shares granted to him under a Share Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

Section 11. Section 162(m) Awards

Section 11.1. Awards. Options granted under the Plan are intended by their terms to qualify as Section 162(m) Awards. Restricted Share Awards, Share Unit Awards, Share Awards and Performance Awards granted under the Plan may qualify as Section 162(m) Awards if the Awards are granted or become payable or vested based upon pre-established performance goals in accordance with this Section 11.

Section 11.2. Performance Criteria. In the case of a Restricted Share Award, Share Unit Award, Share Award or Performance Award that is intended to be a Section 162(m) Award, the performance criteria upon which the grant, payment or vesting may be based shall be limited to one or more of the following performance measures, which may be applied with respect to the Company, any Subsidiary or any business unit: cash flow; cash flow from operations; free cash flow; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; income before income taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; receivable turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; expense reduction levels; stock price; and total shareholder return. The foregoing performance criteria shall have any reasonable definitions that the Committee may specify within the period specified in Section 11.3, which may include or exclude any items specified by the Committee, including but not limited to any or all of the following items: discontinued operations, extraordinary, unusual, non-recurring or special items, effects of accounting changes, effects of currency or interest rate fluctuations, effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities), changes in tax rates, expenses for restructuring or productivity initiatives, litigation losses, non-operating items, effects of acquisitions or divestitures and changes of law or regulation affecting the Company’s business. The foregoing performance measures may be deter-

mined on an absolute basis or relative to internal goals or relative to levels attained in prior years, or related to other companies or indices, or as ratios expressing relationships between two or more performance measures. In the case of Awards that are not Section 162(m) Awards, the Committee may designate performance criteria from among the foregoing or such other performance criteria as it shall determine in its sole discretion.

Section 11.3. Section 162(m) Requirements. In the case of a Restricted Share Award, Share Unit Award, Share Award or Performance Award that is intended to be a Section 162(m) Award, the Committee shall make such determinations with respect to an Award as required by Section 162(m) of the Code within 90 days after the beginning of the performance period (or such other time period as is required under Section 162(m) of the Code). As and to the extent required by Section 162(m) of the Code, the terms of an Award that is a Section 162(m) Award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the Award, and must preclude discretion to increase the amount of compensation payable under the terms of the Award (but may give the Committee discretion to decrease or eliminate the amount of compensation payable).

Section 12. Non-Assignability of Awards

Section 12.1. Restrictions on Transfer. Except as provided in Section 12.2 with respect to Nonqualified Stock Options, no Award granted under the Plan shall be assigned, transferred, pledged, or otherwise encumbered by a Participant, otherwise than by will, by designation of a beneficiary after death, or by the laws of descent and distribution, or be made subject to execution, attachment or similar process. Except as provided in Section 12.2 with respect to Nonqualified Stock Options, each Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative.

Section 12.2. Limited Transferability of Nonqualified Options. Neither a Nonqualified Stock Option nor any right thereunder may be assigned or transferred by the optionee except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code or the Employee Retirement Income Security Act of 1974), provided, however, the Committee may by written action permit any holder of a Nonqualified Stock Option, either before or after the time of grant, to transfer a Nonqualified Stock Option during his lifetime to one or more members of his family, to one or more trusts for the benefit of one or more members of his family, or to a partnership or partnerships of members of his family, provided that no consideration is paid for the transfer and that such transfer would not result in the loss of any exemption under Rule 16b-3 for any option granted under any plan of the Company. The transferee of a Nonqualified Stock Option shall be subject to all restrictions, terms and conditions applicable to the Nonqualified Stock Option prior to its transfer. The Committee may impose on any transferable Nonqualified Stock Option and on the shares to be issued upon the exercise of a Nonqualified Stock Option such limitations and conditions as the Committee deems appropriate.

Section 13. Change of Control

Section 13.1. General. In order to maintain all of the Participant’s rights in the event of a Change of Control of the Company, the Committee, in its sole discretion, may, as to any Award, either at the time that an Award is made or any time thereafter, take any one or more of the following actions:

      (a) provide for the acceleration of any time periods relating to the exercise or realization of any such Award, so that such award may be exercised or realized in full on or before a date fixed by the Committee;

      (b) provide for the purchase of any such Award by the Company, upon a Participant’s request, for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of such Participant’s rights had such award been currently exercisable or payable;

      (c) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect a Change of Control; or

      (d) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation, if any, in connection with a Change of Control.

Section 13.2. Options. All outstanding Options that are not yet exercisable shall become immediately exercisable in full in the event of a Change of Control of the Company.

Section 14. Taxes

Section 14.1. Withholding for Taxes. The Company shall be entitled, if necessary or desirable, to withhold the amount of any tax attributable to any amounts payable under any Award and the Company may defer making payment of any Award if any such tax, charge, or assessment may be pending until indemnified to its satisfaction.

Section 14.2. Use of Common Shares for Tax Withholding Payments. Unless the Committee determines otherwise in its discretion, either before or after the grant of an Award, Common Shares may be used in lieu of cash to pay to the Company all or any part of the mandatory federal, state or local withholding tax payments (“Mandatory Withholdings”) as follows:

      (a) Nonqualified Stock Options. A Participant may use Common Shares to pay the Company all or any part of the Mandatory Withholdings at the time of exercise of a Nonqualified Option by following any of the methods of payment set forth in Section 6.6 for use in connection with payment of the exercise price of an Option.

      (b) Restricted Share Awards. If Mandatory Withholdings are required to be paid at the time Restricted Shares are delivered to a Participant or at the expiration of the Restricted Period, then the Participant may pay the Mandatory Withholdings by delivering Common Shares to the Company having a Fair Market Value equal to the amount of the Mandatory Withholdings being paid by the use of Common Shares.

      (c) Performance Shares. If Mandatory Withholdings are required to be paid at the time Common Shares are delivered to a Participant as a Performance Award, then the

Participant may pay the Mandatory Withholdings by delivering Common Shares to the Company having a Fair Market Value equal to the amount of the Mandatory Withholdings being paid by the use of Common Shares.

      (d) Share Awards. If Mandatory Withholdings are required to be paid at the time Common Shares are delivered to a Participant in connection with a Share Award, then the Participant may pay the Mandatory Withholdings by delivering Common Shares to the Company having a Fair Market Value equal to the amount of the Mandatory Withholdings being paid by the use of Common Shares.

Section 15. General Provisions

Section 15.1. Form of Award Agreement. To the extent deemed necessary or appropriate by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a form approved by the Committee setting forth the number of Common Shares or units subject to the Award, the exercise price, the base price, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement shall also set forth the effect on the Award of termination of employment or other service under certain circumstances. The Award Agreement may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of this Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

Section 15.2. Forfeiture Events. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for Gross Misconduct, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company.

Section 15.3. Compliance with Laws and Other Requirements. No Option shall be granted and no Common Shares shall be issued in connection with any Award unless the grant of the Option and the issuance and delivery of Common Shares or cash pursuant to the Award shall comply with all relevant provisions of state and federal law, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder, and the requirements of any market system or stock exchange upon which the Common Shares may then be listed or traded.

Section 15.4. Designation of Beneficiary. Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively and who may include a trustee under a will or living trust) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the

Committee during his lifetime. In the absence of any such designation or if all designated beneficiaries predecease the Participant, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Section 15.5 Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, his executor, administrator and permitted transferees and beneficiaries.

Section 15.6. Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Sections hereof are inserted for convenience of reference and constitute no part of the Plan.

Section 15.7. Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

Section 15.8. Non-United States Participants. The Committee may grant Awards to persons outside the United States under such terms and conditions as may, in the judgment of the Committee, be necessary or advisable to comply with any tax, securities, regulatory or other laws of the applicable foreign jurisdictions and, to that end, may establish sub-plans, modified option exercise procedures and other terms and procedures. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose.

Section 15.9. Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Ohio, without reference to the principles of conflicts of laws, and with applicable Federal laws.

Section 16. Notices

Each notice relating to the Plan shall be in writing and delivered in person or by certified or registered mail to the proper address. Each notice to the Committee shall be addressed as follows: Robbins & Myers, Inc., 1400 Kettering Tower, Dayton, Ohio 45423, Attention: Compensation Committee. Each notice to a Participant shall be addressed to the Participant at the address of the Participant maintained by the Company on its books and records. Anyone to whom a notice may be given under this Plan may designate a new address by written notice to the other party to that effect.

Section 17. Effective Date; Expiration Date; Amendment and Termination

Section 17.1. Effective Date. The Plan was approved by the Board on October 6, 2004 and will become effective upon its approval by the shareholders of the Company at the Annual Meeting of Shareholders of the Company held in 2004.

Section 17.2. Expiration Date. The Plan shall remain available for the grant of Awards until the expiration of ten years from the date of its approval by shareholders of the Company or such earlier date as the Board shall determine (the “Expiration Date”). The occurrence of the Expiration Date shall not affect the operation of the terms of the Plan or the Company’s or a Participant’s rights and obligations with respect to Awards granted on or prior to the Expiration Date.

Section 17.3. Amendment. The Board may at any time terminate, amend or modify the Plan, or any provision thereof, in such respects as the Board may deem advisable or the Committee may to the extent permitted by the Plan amend any Award Agreement or other document evidencing an Award made under the Plan, provided, however, the Company shall submit to shareholders for their approval any amendment (other than an amendment pursuant to the adjustment provisions of Section 3.2) required to be submitted for shareholder approval by the New York Stock Exchange or that otherwise would:

      (a) increase the maximum number of Common Shares that may be issued under the Plan;

      (b) expand the types of Awards available to Participants under the Plan;

      (c) materially expand the class of Eligible Persons;

      (d) delete or limit the provisions of Section 6.7 prohibiting the repricing of Options or reduce the price at which Common Shares may be offered under Options;

      (e) extend the term of the Plan; or

      (f) increase the limits in Section 3.2

In addition, no such amendment or modification shall be made which would impair the rights of any Participant, without such Participant’s consent, under any outstanding Award, provided that no such consent shall be required with respect to any amendment or modification if the Committee determines in its sole discretion that such amendment or modification either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of any accounting standard or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

DETACH CARD

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PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON
DECEMBER 8, 2004
Solicited On Behalf Of The Board Of
Directors Of The Company

The undersigned holder(s) of Common Shares of ROBBINS & MYERS, INC., an Ohio corporation (the “Company”), hereby appoints Thomas P. Loftis, Peter C. Wallace and Jerome F. Tatar, and each of them, attorneys of the undersigned, with power of substitution, to vote all of the Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, December 8, 2004, and at any adjournment thereof, as follows:

1. ELECTION OF DIRECTORS.

FOR all nominees listed below ☐	WITHHOLD AUTHORITY ☐

(except as marked to the contrary below),	to vote for all nominees listed below.

including authority to cumulate votes selectively among such nominees.

Daniel W. Duval, Thomas P. Loftis, Dale L. Medford, Jerome F. Tatar

(Instruction: to withhold authority to vote for any individual nominee, strike a line through the nominee’s name.)

2.	APPROVAL OF THE COMPANY’S 2004 STOCK INCENTIVE PLAN.

☐ FOR    ☐ AGAINST    ☐ ABSTAIN

3.	APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

☐ FOR    ☐ AGAINST    ☐ ABSTAIN

4.	IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

The Board of Directors recommends that you vote FOR Proposals 1, 2 and 3. When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder. If no direction is specified, this proxy will be voted FOR Proposals 1, 2 and 3.

(Continued and to be signed, on the reverse side)

DETACH CARD

(Continued from reverse side)

Receipt is acknowledged of Notice of the above meeting, the Proxy Statement relating thereto and the Annual Report to Shareholders for the fiscal year ended August 31, 2004.

DATED: ____________, 2004

(Signatures)

Shareholders should date this proxy and sign here exactly as name appears at left. If stock is held jointly, both owners must sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign.